Exhibit 10.3

June 16, 2006

Mr. Henry A. Braun
Senior Vice President
Flushing Savings Bank
1979 Marcus Avenue, Suite E140
Lake Success, NY 11042

Dear Hank:

                As you know, the Board of Directors has approved your new positions as Senior Vice President of Flushing Financial Corporation (“FFIC”) and Senior Vice President/Senior Operations Officer of Flushing Savings Bank, FSB (the “Bank”), effective as of May 15, 2006.

                Your employment agreements with FFIC and the Bank provide that you have the right to terminate your employment for “Good Reason” if FFIC or the Bank fail to elect or to reelect you to serve as Senior Vice President/Operations of the Bank or such other position as you consent to hold, or if FFIC or the Bank make a material adverse change in your functions, duties, or responsibilities in your position with FFIC or the Bank.

                Please sign below to evidence your consent to your new positions as Senior Vice President of FFIC and Senior Vice President/Senior Operations Officer of the Bank and your agreement that the functions, duties and responsibilities of your new positions do not represent a material adverse change in the functions, duties and responsibilities in your position with FFIC and the Bank.

FLUSHING SAVINGS BANK, FSB	FLUSHING FINANCIAL CORPORATION

By: /s/John R. Buran	By: /s/Anna M. Piacentini

Acknowledged And Agreed:

/s/ Henry A. Braun
Henry A. Braun

June 16, 2006
Date